EXHIBIT 11

                               DBA SYSTEMS, INC.
                   COMPUTATION OF EARNINGS (LOSS) PER SHARE
                 (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)
                                  (UNAUDITED)

                                                         THREE MONTHS ENDED
                                                             SEPTEMBER 30
                                                            1997      1996
                                                         (Restated)
Net Income (Loss)                                   (A)   $(3,816)   $   323

Weighted Average Shares Outstanding                         4,422      4,483
Incremental Shares - Stock Options                             71         31
                                                          -------    -------
Subtotal                                            (B)     4,493      4,514
Incremental Shares - Stock Options                             51         13
                                                          -------    -------
Total                                               (C)     4,544      4,527
                                                          -------    -------
                                                          -------    -------

Net Earnings (Loss) per Common and Common
 Equivalent Share                                 (A/B)   $ (.85)    $   .07
                                                          -------    -------
                                                          -------    -------

Net Earnings (loss) per common share, Assuming
 Full Dilution (Cannot be Antidilutive)           (A/C)   $  (.85)   $   .07
                                                          -------    -------
                                                          -------    -------


                                        15